EXHIBIT 10.67

LIBERATE

April 11, 2003

Philip A. Vachon

______________

______________

Dear Phil:

We are pleased to offer you employment as President of Liberate International.  Your annual salary will be $250,000 (USD), less applicable withholding.  Your bonus will be determined by the Compensation Committee of Liberate’s Board of Directors, with timing and criteria to be mutually agreed.  Your starting date will be April 11, 2003.

As an employee of Liberate Technologies, you will be eligible to participate in a number of company-sponsored benefits, including health and medical benefits.  Subject to the approval of Liberate’s Board of Directors or its Compensation Committee, Liberate will grant you an option to purchase 1.7 million shares of Liberate common stock at the fair market value per share as determined by Liberate’s Compensation Committee.  As a condition of your receipt of the option grant, you will confirm your investment experience, your status as an “accredited investor”, your receipt of all information you consider necessary and appropriate to make an investment decision, and any other representations appropriate under the securities laws.  The option will vest monthly in equal increments upon the completion of each of the next 48 months of service.  The option is granted outside of Liberate’s 1999 Equity Incentive Plan (the “Plan”) and its related agreements, but will be governed by the terms of the Plan, except that the Board and the Compensation Committee commit not to invoke Article 18.1(b) of the Plan, so that Article 18 will apply only if Liberate’s independent auditors (and if they are not able to perform this evaluation, another nationally recognized accounting firm selected by Liberate) determines that you would receive a greater after-tax benefit if it reduced any payment or option vesting acceleration. Liberate will file an S-8 registration statement covering the exercise of the option as soon as reasonably practical following its filing of its delinquent public filings.

The option will vest fully in the event of a Change in Control (as defined in the Employee Retention Agreement entered into concurrently herewith between you and Liberate) of Liberate in which the acquiring or surviving entity fails within ten days prior to the closing thereof to make a written offer to you of continued employment for a period of at least one year that is located within 20 miles of your present location (which, for the first year of your employment will be deemed to be London, Ontario, and thereafter, unless changed in writing by the mutual agreement of the parties, will be deemed to be Redmond, Washington) and has equal or greater: (i) responsibilities, title, and reporting relationship in the surviving entity and parent; (ii) total compensation (including salary, bonus and equity incentives); and (iii) office and support arrangements, and staff.  As a condition of any such accelerated vesting, you and Liberate will sign a mutual waiver of claims (as set forth in the Employee Retention Agreement between the parties) at the time of the acceleration.  In addition, in the event of a Change in Control that is followed within one year by your Actual or Constructive Termination (as defined in the Employee Retention Agreement), Liberate will pay you an amount equal to twice the sum of your total taxable compensation received in the prior fiscal year, with a minimum of $500,000 (USD)  and up to a maximum of $750,000 (USD).

Your employment with Liberate is not for a specific term and can be terminated by you or by Liberate at any time for any reason, with or without cause.  (We do ask employees, to the extent possible, to give us notice if they intend to resign.)  Additionally, Liberate may take any other employment action at any time for any reason.  This offer is contingent upon your executing Liberate’s Proprietary Information Agreement, and providing legally required proof of your identity and eligibility to work in the United States.

We make every effort to maintain a great and rewarding work environment.  If, however, a dispute arises, you and we agree to waive trial before a judge or jury and to arbitrate with the JAMS arbitration service any dispute relating to this agreement or to your recruitment, employment, or termination, except for claims relating to worker’s compensation benefits, unemployment insurance, or intellectual property rights.  The arbitrator’s decision will include written findings of fact and law and will be final and binding except to the extent that judicial review is required by law.  The American Arbitration Association’s National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense.  The arbitrator may award any remedy that would be available from a court of law.  You may choose to hold the arbitration either in San Mateo County, California or the county where you worked when the arbitrable dispute first arose.  You and we will share the arbitration costs equally (except that we will pay the arbitrator’s fee and any other cost unique to arbitration) and each party will pay its own attorney’s fees except as required by law.  If either of us files any legal action or proceeding about a non-arbitrable matter, it will be instituted in a state or federal court located in Santa Clara or San Mateo County, California, and we and you submit to the personal jurisdiction of, and agree that venue is proper in, these courts.

To confirm your acceptance of this employment agreement, please sign and date this letter in the space provided below and return it to Temre Jenkins.  A duplicate original is enclosed for your records.  This letter and the Proprietary Information Agreement set forth the terms of your employment with Liberate.  This agreement supersedes any prior representations or agreements between us, and it may be modified only by a document signed by you and by Liberate’s Chief Executive Officer.  This offer, if not accepted, will expire on April 21, 2003

Sincerely,

/s/ Mitchell Kertzman

Liberate Technologies

By:	Mitchell Kertzman
Chief Executive Officer

I agree to and accept employment with Liberate Technologies on the terms set forth in this agreement.

/s/ Philip A. Vachon	4/14/03
Philip A. Vachon	Date